Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of 15,100,123 shares of its Common Stock pertaining to the L Brands, Inc. 2015 Stock Option and Performance Incentive Plan of L Brands, Inc. and its subsidiaries (“the Company”) of our reports dated March 20, 2015, with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of L Brands, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Columbus, Ohio
September 4, 2015